CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of Anfield Enhanced Market Strategy ETF, Regents Park Hedged Market Strategy ETF, Anfield U.S. Equity Sector Rotation ETF, Anfield Universal Fixed Income ETF, Anfield Dynamic Fixed Income ETF and Anfield Universal Fixed Income Fund, each a series of Horizon Funds, under the headings “Questions and Answers Relating to the Reorganizations” and “Proposals 1-6 – To Approve the Agreement and Plan of Reorganization” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 12, 2026